Exhibit 5.1
[Letterhead of Maples and Calder]
SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont
California
94538
USA
17 January, 2007
Dear Sir
SMART Modular Technologies (WWH), Inc. (the “Company”)
We have acted as Cayman Islands legal advisers to SMART Modular Technologies (WWH), Inc. (the “Company”), a company incorporated in the Cayman Islands, in connection with the Company’s registration statement on Form S-3, including all amendments or supplements thereto (“Form S-3”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Abbreviated Registration Statement”) relating to the offering and sale of 1,725,000 Ordinary Shares with a par value of US$0.00016667 per share of the Company (the “Ordinary Shares”), by the Company’s shareholders (the “Selling Shareholders”). We are furnishing this opinion as Exhibit 5.1 to the Abbreviated Registration Statement. The Securities are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a Registration Statement on Form S-3 (File No. 333-139663) of the Company that was declared effective earlier today (the “Initial Registration Statement”).
1	DOCUMENT REVIEWED
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	the Certificate of Incorporation dated 28 January, 2004 and Amended and Restated Memorandum and Articles of Association of the Company as adopted by the Company pursuant to a special resolution dated 18 January, 2006;
1.2	the written resolutions of the directors of the Company dated 15 February, 2004, 16 April, 2004 and 30 April, 2004; the minutes of a meeting of the directors of the Company held on 11 October 2005; the minutes of a meeting of the pricing committee of the directors of the Company held on 2 February 2006 and 6 January 2006; the minutes of a meeting of the board of directors dated 9 January 2006; and the corporate records of the Company maintained at its registered office in the Cayman Islands;
1.3	the Form S-3, Abbreviated Registration Statement and Initial Registration Statement; and
1.4	a certificate from an Officer of the Company dated 17 January, 2007, a copy of which is annexed hereto (the “Officer’s Certificate”).

2	ASSUMPTIONS
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate.
3	OPINIONS
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that the Ordinary Shares to be offered and sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.
4	QUALIFICATIONS
This opinion is subject to the following qualification and limitation that under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to filing of this opinion as an exhibit to the Abbreviated Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Form S-3 included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ MAPLES and CALDER